As filed with the Securities and Exchange Commission on October 31, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

SAVVIS, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	43-1809960
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 SAVVIS Parkway

Town & Country, Missouri 63017

(Address of Principal Executive Offices) (Zip Code)

SAVVIS, Inc.

Amended and Restated Employee Stock Purchase Plan

(Full Title of Plan)

Jeffrey H. Von Deylen

Chief Financial Officer

SAVVIS, Inc.

1 SAVVIS Parkway

Town & Country, MO 63017

(314) 628-7000

(Name and Address of Agent for Service)

Copy to:

Christine M. Pallares

Hogan & Hartson, LLP

875 Third Avenue

New York, NY 10022

(212) 918-3000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	400,000	$34.37	$13,748,000	$422.06

(1)	In the event of a stock split, stock dividend, or similar transaction involving the common stock, par value $0.01 per share, of Registrant (the “Common Stock”), the number of shares of Common Stock registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Computed pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of determining the registration fee, based upon an assumed price of $34.37 per share, which was the average of the high and low prices of the Registrant’s Common Stock on October 26, 2007, as reported on the Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this registration statement the following documents filed by it with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 26, 2007;

(b)	All reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2006; and

(c)	The description of the Registrant’s common stock, contained in the Registrant’s registration statement on Form 8-A filed with the SEC on February 8, 2000, which incorporates by reference the description of the Registrant’s common stock from the Registrant’s registration statement on Form S-1 (Registration No. 333-90881).

In addition, all documents and reports filed by the Registrant subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in non-derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware General Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for expenses the court deems proper despite the adjudication of liability and in view of all the circumstances of the case. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

The Registrant’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws provide for the indemnification of its directors and officers to the fullest extent authorized by the Delaware General Corporation Law. In addition, the Registrant’s Amended and Restated Certificate of Incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of its directors will be eliminated or limited to the fullest extent permitted by the amended Delaware law. The Registrant’s Amended and Restated Certificate of Incorporation contains provisions that provide that no director of the Registrant shall be liable for breach of fiduciary duty as a director, except for (1) any breach of the directors’ duty of loyalty to the Registrant or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under Section 174 of the Delaware General Corporation Law; or (4) any transaction from which the director derived an improper personal benefit. The indemnification provided under the Registrant’s bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had, provided that the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. The Registrant’s bylaws provide that the rights to indemnification and to be paid expenses in advance of any proceeding are not available for proceedings initiated by a director or officer against the Registrant, unless the Registrant’s board of directors authorized the proceeding. The Registrant has obtained customary insurance covering directors and officers for claims that such directors and officers may otherwise be required to pay or for which the Registrant is required to indemnify them, subject to certain exclusions.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Exhibit
5.1	Opinion of Hogan & Hartson LLP

23.1	Consent of Hogan & Hartson LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page of the registration statement)

99.1	Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007)

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Town & Country, State of Missouri on October 31, 2007.

SAVVIS, INC.

By:	/s/ Philip J. Koen
Philip J. Koen
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip J. Koen, Jeffrey H. Von Deylen and Jonathan C. Crane, or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Philip J. Koen Philip J. Koen	Chief Executive Officer and Director (principal executive officer)	October 31, 2007

/s/ Jeffrey H. Von Deylen Jeffrey H. Von Deylen	Chief Financial Officer and Director (principal financial officer and principal accounting officer)	October 31, 2007

/s/ Jonathan C. Crane Jonathan C. Crane	President and Director	October 31, 2007

/s/ James E. Ousley James E. Ousley	Chairman of the Board of Directors	October 31, 2007

/s/ John D. Clark John D. Clark	Director	October 31, 2007

/s/ Clyde A. Heintzelman Clyde A. Heintzelman	Director	October 31, 2007

/s/ Thomas E. McInerney Thomas E. McInerney	Director	October 31, 2007

/s/ James P. Pellow James P. Pellow	Director	October 31, 2007

/s/ Patrick J. Welsh Patrick J. Welsh	Director	October 31, 2007

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Hogan & Hartson LLP

23.1	Consent of Hogan & Hartson LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page of the registration statement).

99.1	Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007)